Exhibit 99.2

c/o DST Systems, Inc., PO Box 219865

Kansas City, MO 64121-9865

August 21, 2019

Shareholder Name

Address

City State, ZIP

Dear Shareholder,

As previously communicated, DST Systems, Inc., the transfer agent for Healthcare Trust, Inc. (“HTI”), has received your request to repurchase shares pursuant to HTI’s share repurchase program (“SRP”) and no further action is required of you.

Please note that on August 21, 2019, HTI announced that its board amended its SRP to provide that repurchase requests received during the period commencing on January 1, 2019 and ending on June 30, 2019 will now be accepted or rejected, and, if accepted, proceeds distributed, no later than October 31, 2019 (the “Fourth SRP Amendment”).

No other terms of the SRP were changed as a result of the Fourth SRP Amendment.

A copy of the Fourth SRP Amendment, which was filed on August 21, 2019 as an exhibit to HTI’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) can be found at HTI’s website www.healthcaretrustinc.com under “SEC Filings” and the website maintained by the SEC at www.SEC.gov.

Your shares will continue to accrue distributions at the rate determined by the board for all common shares until the date your shares are repurchased. Until that time, distributions will continue to be paid on a monthly basis pursuant to the directions you have provided previously.

Please feel free to contact us at 866-902-0063 Monday through Friday between 8:30 a.m. and 5:30 p.m. Eastern with any questions regarding your investment.

Sincerely,

Curtis Parker

Senior Vice President

AR Global

Client Relations

cc: Rep, BD